SMITHFIELD FOODS, INC.
                               ----------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD AUGUST 27, 1998

     As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation (the "Company"), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of the Company to be held at the Omni Richmond Hotel, 100 South 12th Street, Richmond, Virginia at 2:00 p.m., local time, on August 27, 1998, for the following purposes:

       1. To elect a Board of twelve (12) directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified;

       2. To ratify the adoption of the Smithfield Foods, Inc. 1998 Stock Incentive Plan;

       3. To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending May 2, 1999; and

       4. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

     Only shareholders of record at the close of business on July 10, 1998 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

     We hope you can attend the Annual Meeting in person. However, even if you plan to attend, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

     Your attention is directed to the attached Proxy Statement.

                                        BY ORDER OF THE BOARD OF DIRECTORS,



                                        AARON D. TRUB
                                        SECRETARY

Smithfield, Virginia
August 3, 1998

                            SMITHFIELD FOODS, INC.
                               EXECUTIVE OFFICES
                              200 COMMERCE STREET
                          SMITHFIELD, VIRGINIA 23430


                               ----------------
                                PROXY STATEMENT


                                      FOR


                        ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD AUGUST 27, 1998

     The Annual Meeting of Shareholders of SMITHFIELD FOODS, INC., a Virginia corporation (the "Company"), will be held on August 27, 1998, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. This Proxy Statement is furnished in connection with the solicitation of proxies on behalf the Board of Directors of the Company in connection with such meeting and any continuation or adjournment thereof.

     The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and employees of the Company may solicit proxies in person or by telephone at no additional compensation. The Company will also ask record holders of Common Stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost to the Company of $7,500 plus expenses.

     Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the shareholder from voting in person at the Annual Meeting if he or she so desires. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If a shareholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF EACH OF THE NAMED NOMINEES FOR DIRECTOR AND FOR EACH OF THE OTHER PROPOSALS LISTED ON THE PROXY CARD. If necessary, and unless the shares represented by the proxy are voted against the proposals herein, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve the matters being considered at the Annual Meeting.

     This Proxy Statement and the enclosed form of proxy are first being sent to the shareholders on or about August 3, 1998.

                               VOTING SECURITIES

     Only holders of record of the Company's Common Stock, par value $0.50 per share ("Common Stock"), at the close of business on July 10, 1998 (the "Record Date") have the right to receive notice of and to vote at the Annual Meeting. As of the Record Date, 37,537,362 shares of Common Stock were issued and outstanding. Each holder of record of Common Stock is entitled to one vote for each share held with respect to all matters to be voted upon at the Annual Meeting. Voting rights of the Common Stock are noncumulative, so that holders of a majority of the outstanding shares represented at the Annual Meeting can elect all of the directors.

     A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

     The election of each nominee for director requires the affirmative vote of the holders of the shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting, including Proposal No. 2, will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome.


                            PRINCIPAL SHAREHOLDERS

     The only persons known by the Company to beneficially own more than five percent of the Company's Common Stock as of July 10, 1998, are as follows:



                                                   AMOUNT AND NATURE OF
                                                   BENEFICIAL OWNERSHIP
                                                  (NUMBER OF SHARES) (1)
        NAME AND ADDRESS OF          -------------------------------------------------    PERCENT
         BENEFICIAL OWNER               DIRECT           OTHER              TOTAL         OF CLASS
----------------------------------   -----------   -----------------   ---------------   ---------
Joseph W. Luter, III
 Smithfield Foods, Inc.
 200 Commerce Street
 Smithfield, VA 23430                2,285,618       1,650,064 (2)     3,935,682 (2)        10.2%
Carroll's Foods, Inc.
 P.O. Drawer 356
 Warsaw, NC 28398                    2,956,000           --            2,956,000 (3)         7.9%
Montgomery Asset Management, L.P.
 101 California Street
 San Francisco, CA 94111             2,346,000           --    (4)     2,346,000 (4)         6.2%

----------
     (1) Pursuant to current regulations of the Securities and Exchange Commission, securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares the power to vote ("voting power") or the power to dispose of ("dispositive power") the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the "Direct" column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column are those subject to other forms of deemed "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.

     (2) Includes 650,064 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock and 1,000,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 650,064 shares owned by the corporation. Mr. Luter may be deemed a control person of the Company.

     (3) The number of shares in the table is based upon an amended Schedule 13D, dated January 10, 1996, filed by Carroll's Foods, Inc. The reported shares are owned of record by Carroll's Swine Investment Partnership, which is a Virginia general partnership between Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc. F. J. Faison, Jr., a director of the Company, is an officer and director of Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc., but is not a shareholder of either corporation. Mr. Faison disclaims beneficial ownership of the reported shares.

     (4) The number of shares in the table is based upon a Schedule 13G, dated January 30, 1998, filed by Montgomery Asset Management, L.P. ("Montgomery"), according to which Montgomery holds sole dispositive power with respect to all such shares and sole voting power with respect to 1,658,000 shares.

                                  PROPOSAL 1


                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election to the Board of Directors at the Annual Meeting. All of the nominees except Timothy A. Seely are currently directors and were elected at the last Annual Meeting of Shareholders. The persons elected will hold office as directors of the Company until the next Annual Meeting of Shareholders and until their successors are elected and qualified. It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason, the shares represented by properly executed proxies may be voted at the discretion of the persons named therein for a substitute nominee or nominees.

     The following table sets forth the names, ages, and principal occupations of the nominees and other information with respect to them:



                    NAME--AGE--PRINCIPAL OCCUPATION--OTHER INFORMATION                        DIRECTOR SINCE
------------------------------------------------------------------------------------------   ---------------
Joseph W. Luter, III (59)                                                                         1975
 Chairman of the Board and Chief Executive Officer of the Company since May 1995;
 Chairman of the Board, President and Chief Executive Officer of the Company prior to
 May 1995
Robert L. Burrus, Jr. (63)                                                                        1996
 Partner in the law firm of McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia;
 Director, CSX Corporation, Heilig-Meyers Company, Concepts Direct, Inc., S&K Famous
 Brands, Inc. and O'Sullivan Corp.
F. J. Faison, Jr. (64)                                                                            1991
 President of Carroll's Foods, Inc., Warsaw, North Carolina, a hog and turkey producer
Joel W. Greenberg (60)                                                                            1987
 Commodity Analyst, Alaron Trading Corp., Chicago, Illinois, a commodities brokerage firm
George E. Hamilton, Jr. (82)                                                                      1970
 Retired; President and Chief Operating Officer of The Smithfield Packing Company,
 Incorporated ("Smithfield Packing"), a wholly-owned subsidiary of the Company, prior to
 June 1994
Richard J. Holland (72)                                                                           1978
 Chairman of the Board of The Farmers Bank, Windsor, Virginia
Roger R. Kapella (56)                                                                             1992
 President and Chief Operating Officer of Patrick Cudahy Incorporated ("Patrick Cudahy"),
 a wholly-owned subsidiary of the Company
Lewis R. Little (54)                                                                              1993
 President and Chief Operating Officer of the Company and Smithfield Packing since
 November 1996; President and Chief Operating Officer of Lykes Meat Group, Inc.
 ("Lykes"), a wholly-owned subsidiary of the Company, since June 1998; President and
 Chief Operating Officer of Gwaltney of Smithfield, Ltd. ("Gwaltney"), a wholly-owned subsidiary of the Company, from May 1993 until November 1996

                    NAME--AGE--PRINCIPAL OCCUPATION--OTHER INFORMATION                        DIRECTOR SINCE
------------------------------------------------------------------------------------------   ---------------
William H. Prestage (63)                                                                           1994
 Chairman of the Board, President and Chief Executive Officer of Prestage Farms, Inc.,
 Clinton, North Carolina, a hog and turkey producer; Director, North Carolina Natural Gas
 Corporation
Joseph B. Sebring (51)                                                                             1996
 President and Chief Operating Officer of John Morrell & Co. ("John Morrell"), a
 wholly-owned subsidiary of the Company, since May 1994; President and Chief Executive
 Officer of Indiana Packers Company prior to May 1994
Timothy A. Seely (48)                                                                                --
 President and Chief Operating Officer of Gwaltney since November 1996; Vice President,
 Sales and Marketing, Fresh Meats, of Gwaltney prior to November 1996
Aaron D. Trub (63)                                                                                 1986
 Vice President, Chief Financial Officer and Secretary of the Company since July 1998;
 Vice President, Secretary and Treasurer prior to July 1998.

     No family relationship exists between any of the nominees for election as directors of the Company.


                             NOMINATING PROCEDURE

     In accordance with the Company's Bylaws, a shareholder entitled to vote in the election of directors may nominate one or more persons for election as a director at the Annual Meeting only if written notice of such shareholder's intent to make such nomination has been given, either by personal delivery to the Secretary of the Company not later than the close of business on August 6, 1998, or by United States mail, postage prepaid, to the Secretary postmarked not later than August 6, 1998. Any such notice must set forth (i) the name and address of the shareholder who intends to make the nomination, (ii) the name, address and principal occupation of each proposed nominee, (iii) a representation that the shareholder is entitled to vote at the Annual Meeting and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, and (iv) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.


     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock and to provide copies of such reports to the Company. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended May 3, 1998, the Company believes that, except for one late filing of a Form 4 with respect to one transaction by Mr. Luter, all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been complied with.

          COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

     The following information with respect to beneficial ownership, as of July 10, 1998, of shares of Common Stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 9 of this Proxy Statement, and (iii) all current directors and executive officers as a group, together with their respective percentages:



                                                  AMOUNT AND NATURE OF
                                                  BENEFICIAL OWNERSHIP
                                                 (NUMBER OF SHARES) (1)
                             --------------------------------------------------------------    PERCENT
           NAME                 DIRECT               OTHER                    TOTAL            OF CLASS
--------------------------   ------------   ----------------------   ----------------------   ---------
Robert L. Burrus, Jr.             1,000                --                     1,000             *
F. J. Faison, Jr.                    --          2,956,000 (2)            2,956,000 (2)        7.9%
Joel W. Greenberg                 4,000              2,000 (3)                6,000 (3)         *
George E. Hamilton, Jr.         120,000              9,000 (4)              129,000 (4)         *
Richard J. Holland               18,800                --                    18,800             *
Roger R. Kapella                 24,000             40,000 (5)               64,000 (5)         *
Lewis R. Little                  10,000                --                    10,000             *
Joseph W. Luter, III          2,285,618          1,650,064 (6)            3,935,682 (6)       10.2%
William H. Prestage                  --            120,000 (7)              120,000 (7)         *
Joseph B. Sebring                    --                --                       --              *
Timothy A. Seely                  1,400                --                     1,400             *
Aaron D. Trub                    60,364            173,000 (8)              233,364 (8)         *
All current directors and
 executive officers as
 a group (14 persons)         2,565,182          4,990,064 (9)            7,555,246 (9)       19.5%

----------
     * Less than 1% of class

     (1) Pursuant to current regulations of the Securities and Exchange Commission, securities must be listed as "beneficially owned" by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the "Direct" column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the "Other" column include other forms of "beneficial ownership" pursuant to the aforesaid regulations, as described in the indicated footnotes.


     (2) Reflects 2,956,000 shares owned of record by Carroll's Swine Investment Partnership, a North Carolina partnership between Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc. Mr. Faison is an officer and director of Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc., but is not a shareholder of either corporation. Carroll's Swine Investment Partnership has sole voting power and sole dispositive power with respect to such shares. Mr. Faison disclaims beneficial ownership of such shares.

     (3) Includes 2,000 shares owned by Mr. Greenberg's spouse with respect to which Mr. Greenberg disclaims beneficial ownership.

     (4) Includes 9,000 shares owned by Mr. Hamilton's son with respect to which Mr. Hamilton disclaims beneficial ownership.

     (5) Includes 40,000 shares subject to presently exercisable stock options.


     (6) Reflects 650,064 shares owned by a corporation of which Mr. Luter is an officer, director and the owner of 81% of its capital stock and 1,000,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 650,064 shares owned by the corporation. Mr. Luter may be deemed a control person of the Company.

     (7) Reflects 120,000 shares owned by Prestage Farms, Inc., of which Mr. Prestage is an officer, director and the principal shareholder. Prestage Farms, Inc. has sole voting power and sole dispositive power with respect to such shares.

     (8) Includes 100,000 shares subject to presently exercisable stock options. Also includes 57,000 shares owned by Mr. Trub's spouse and 16,000 shares owned by Mr. Trub's daughter with respect to all of which Mr. Trub disclaims beneficial ownership.

     (9) Includes 1,180,000 shares subject to presently exercisable stock options.


                       BOARD OF DIRECTORS AND COMMITTEES

     The Company has an Executive Committee, an Audit Committee and a Compensation Committee of the Board of Directors, as well as an Independent Subcommittee of the Compensation Committee. The Company does not have a Nominating Committee.

     The Executive Committee is composed of Messrs. Holland, Little and Luter and, with certain limitations, exercises the power of the Board of Directors between board meetings. The Executive Committee held no meetings in fiscal 1998.

     The Audit Committee is composed of Messrs. Greenberg and Prestage. The principal functions of the Audit Committee are the recommendation to the Board of Directors of a firm to be engaged by the Company as its independent public accountants, conferring with the independent public accountants selected regarding the scope of the audit and services to be performed, and reviewing the results of the independent public accountants' examination and recommendations with respect to accounting practices and procedures and internal control. The committee held one meeting in fiscal 1998.

     The Compensation Committee is composed of Messrs. Burrus, Greenberg and Holland. The principal functions of the Compensation Committee are to establish overall compensation policies for the Company, to review recommendations submitted to it by the Company's management with respect to the compensation of the officers of the Company and its subsidiaries and the directors of the Company, and to make such recommendations to the Board of Directors of the Company as its review indicates. The committee held one meeting in fiscal 1998.


     The Independent Subcommittee of the Compensation Committee is composed of Messrs. Greenberg and Holland. The Independent Subcommittee approves certain transactions in the Company's securities, including grants and awards of stock options, in order to qualify those transactions under the exemptive provisions of Rules 16b-3(d) and (e) under the 1934 Act. It also makes determinations with respect to performance-based bonuses for the purposes of Section 162(m) of the Internal Revenue Code (the "Code"). The Independent Subcommittee met nine times in fiscal 1998.

     The Board of Directors held eight meetings during fiscal 1998, including four regular meetings. All directors except for Mr. Sebring attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

     Directors who are not employees of the Company or any of its subsidiaries received in fiscal 1998 an annual retainer of $5,000, $1,000 for each board meeting attended, $500 for each committee meeting attended if the committee meeting was not held in connection with, or on the same day as, a board meeting, plus reimbursement of travel expenses incurred in connection with such attendance.

                            EXECUTIVE COMPENSATION

     The table below sets forth, for the fiscal years ended May 3, 1998, April 27, 1997, and April 28, 1996, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at May 3, 1998, were the Company's Chief Executive Officer and the next four most highly compensated executive officers (collectively, the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                        -----------------
                                            ANNUAL COMPENSATION (1)
                                           --------------------------       SECURITIES
                                 FISCAL                                     UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR      SALARY ($)     BONUS ($)     OPTIONS/SARS (#)    COMPENSATION ($)
-----------------------------   --------   ------------   -----------   -----------------   -----------------
Joseph W. Luter, III             1998        628,077       1,680,833              --           164,988 (2)
 Chairman of the Board           1997        420,000       1,400,078              --             2,019
 and Chief Executive             1996        420,000         402,786              --                --
 Officer of the Company
Lewis R. Little                  1998        628,077         915,416              --                --
 President and Chief             1997        355,385         724,635          70,000                --
 Operating Officer of the        1996        270,000         190,555              --                --
 Company, Lykes and
 Smithfield Packing
Joseph B. Sebring                1998        550,000         774,507              --                --
 President and Chief             1997        400,000         344,103              --                --
 Operating Officer of            1996        138,402         100,000          40,000                --
 John Morrell
Timothy A. Seely                 1998        305,770         387,403          50,000                --
 President and Chief             1997        194,615         290,501              --                --
 Operating Officer of            1996        120,000          95,278              --                --
 Gwaltney
Roger R. Kapella                 1998        160,529         323,759              --                --
 President and Chief             1997        157,500         266,257              --                --
 Operating Officer of            1996        157,500         217,985              --                --
 Patrick Cudahy

----------
     (1) While the Named Executive Officers received perquisites or other personal benefits in the years shown, in accordance with Securities and Exchange Commission regulations, the value of these benefits is not indicated since they did not exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

     (2) Reflects the economic benefit to Mr. Luter of the portion of the premiums paid by the Company under a split dollar life insurance agreement between the Company and an irrevocable trust established by Mr. Luter. This arrangement is designed so that if certain assumptions made as to investment performance, continuation of the agreement and other factors are realized, the Company will fully recover all such premiums upon the earlier of Mr. Luter's death or the termination of the agreement. However, the arrangement includes a compensatory element attributable to the Company's costs for advancing the premiums. The benefit for fiscal 1998 was determined by calculating the time value of money (using the applicable short term federal funds rate) of the premiums paid by the Company through May 3, 1998 for the period commencing on the date the premiums were paid until May 3, 1998. Under the terms of the agreement, the Company may terminate the agreement and request a refund of the premiums paid at any time upon giving written notice to the trust. The Company has been granted a security interest in the cash surrender value and death benefits of the life insurance policies equal to the sum of all premiums paid by the Company.

     The following table sets forth additional information concerning individual grants of stock options made under the Company's 1992 Stock Incentive Plan during the last completed fiscal year to any of the Named Executive Officers:


                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                       PRICE APPRECIATION
                                INDIVIDUAL GRANTS                                      PER OPTION TERM(1)
----------------------------------------------------------------------------------   ----------------------
                                     PERCENT OF TOTAL
                        OPTIONS      OPTIONS GRANTED     EXERCISE OR
                      GRANTED(2)       TO EMPLOYEES      BASE PRICE     EXPIRATION
       NAME               (#)         IN FISCAL YEAR       ($/SH)          DATE        5% ($)      10% ($)
------------------   ------------   -----------------   ------------   -----------   ---------   ----------
Timothy A. Seely       50,000              18.9%             26.25      5/19/2007    825,424     2,091,787

----------
     (1) The potential realizable values in the table assume that the market price of the Company's Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

     (2) The options awarded to Mr. Seely were granted on May 19, 1997, and will become exercisable on the fifth anniversary of the grant date. The options were granted with an exercise price equal to the market price of the Company's Common Stock on the grant date.

     There were no option exercises during fiscal 1998 by any of the Named Executive Officers. The table below sets forth information with respect to the number and value of options held at May 3, 1998 by each of the Named Executive Officers.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                   FISCAL YEAR-END UNEXERCISED OPTION VALUES



          (A)                   (B)                (C)                    (D)                           (E)
                                                                  NUMBER OF SECURITIES       VALUE (1) OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED          IN-THE MONEY (2)
                                                                    OPTIONS\SARS AT               OPTIONS\SARS AT
                          SHARES ACQURIED       VALUE (1)              FY-END (#)                   FY-END ($)
         NAME             ON EXERCISE (#)     REALIZED ($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----------------------   -----------------   --------------   ---------------------------   --------------------------
Joseph W. Luter, III                  --               --         1,000,000 / 200,000       26,687,500 / 3,843,700
Lewis R. Little                       --               --                 0 / 200,000                0 / 2,185,575
Joseph B. Sebring                     --               --                 0 /  40,000                0 /   422,500
Timothy A. Seely                      --               --                 0 /  70,000                0 /   283,125
Roger R. Kapella                      --               --            40,000 /  70,000        1,067,500 / 1,345,295

----------
     (1) The dollar values referred to in columns (C) and (E) are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or fiscal year-end, respectively. In each case, fair market value has been based on the last sales price of the Common Stock as reported by The Nasdaq Stock Market on the relevant date.

     (2) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


COMPENSATION PHILOSOPHY

     The Compensation Committee (the "Committee") and the Independent Subcommittee of the Committee (the "Subcommittee") believe that corporate performance and, in turn, shareholder value are enhanced by an alignment between the financial interests of shareholders and those of the Company's employees, including its senior managers. Accordingly, the Committee, the Subcommittee and the Company adhere to the concept of pay-for-performance. The Company relies on incentive compensation programs to motivate employees. These programs are variable and closely tied to corporate, business unit and/or individual performance. Under these programs, a major portion of executive compensation is based on the Company's performance in a manner that supports building shareholder value. The Company encourages executives to hold significant interests in the Company's Common Stock, and in part the compensation programs are designed to promote that objective.

     The report in this section is a joint report by the Committee and the Subcommittee concerning the policies followed and decisions made with respect to the compensation of executive officers, including the Named Executive Officers, for fiscal 1998. Information concerning decisions made by the Subcommittee is provided by the Subcommittee only; all other information is provided by the Committee.

COMPONENTS OF THE COMPENSATION PROGRAM

     Senior management compensation at the Company includes two components: first, a base salary, and second, short- and long-term incentive compensation programs. The incentive compensation programs, both cash and non-cash, are tied to the financial performance of the Company or certain of its subsidiaries.

     Base salaries are generally established at the minimum levels believed to be necessary to attract and retain an effective management group when considered with the performance-based components of the program. Except in the case of executive officers who assumed significant new responsibilities, the base salaries of the Chief Executive Officer and the Company's other executive officers remained basically unchanged from fiscal 1992 through fiscal 1997. In May 1997, in recognition of the outstanding performance of the Company's operating subsidiaries relative to other companies in the meat processing industry and to insure that the Company continues to attract and retain high quality senior management, the Committee approved increases in the base salaries of the Company's executive officers, effective as of the beginning of fiscal 1998.

     A cash bonus is the principal short-term incentive. Bonus awards for most executive officers are calculated pursuant to formulas based on pre-tax income, either on a consolidated basis or for a particular subsidiary, as the Subcommittee finds most appropriate, and are subject to adjustment based on the officer's individual performance. Bonus awards for the remaining executive officers are based primarily on individual performance, as evaluated by the Chief Executive Officer and Chief Operating Officer and reviewed by the Committee, with consideration given to the Company's financial performance measured principally in terms of its pre-tax income. Consistent with the Company's policy that a substantial portion of executive compensation be "at risk," bonus awards for executive officers in recent years have ranged from 15% to 77% of an executive officer's total cash compensation depending on Company, relevant subsidiary and individual performance. Bonus awards for fiscal 1998 averaged approximately 58% of the total cash compensation paid to all executive officers as compared to 65% in fiscal 1997 and 43% in fiscal 1996.

     Long-term incentives are provided by stock options, awarded from time to time, whose ultimate value to the employee is tied to the market price of the Company's Common Stock. The Company's stock option program ties the employee's economic interests directly to those of the shareholders. In evaluating management's recommendations for the recipients and size of stock option awards, the Subcommittee considers the level of incentive already provided by the size and status of prior grants as well as a subjective evaluation of the employee's potential contribution to the Company's future success. During fiscal 1998, 15 eligible employees (including one executive officer) were awarded stock options to acquire a total of 265,000 shares of Common Stock.


CEO COMPENSATION

     The compensation of Joseph W. Luter, III, the Chairman of the Board and Chief Executive Officer of the Company, for fiscal 1998 was determined in accordance with the guidelines described above. Consistent with the Company's policy that a major part of each executive officer's compensation be performance based, Mr. Luter's base salary remained basically unchanged from fiscal 1992 through fiscal 1997. For the reasons previously discussed, the Committee approved an increase to Mr. Luter's base salary for fiscal 1998 from $420,000 to $620,000.

     Mr. Luter's bonus award for fiscal 1998 was paid under the 1994 Incentive Bonus Plan approved by shareholders. Under that plan, Mr. Luter was entitled to 1% of the first $15 million of the Company's fiscal 1998 net income before income taxes, incentive payments due to executives and accounting for minority interests, and

2% of such net income in excess of $15 million. Mr. Luter's bonus represented approximately 73% of his total cash compensation. Mr. Luter was not awarded stock options during fiscal 1998.


ADMINISTRATION OF COMPENSATION PROGRAMS

     Messrs. Burrus, Greenberg and Holland, none of whom has been or is an officer or employee of the Company, are the members of the Committee. The Committee principally formulates compensation policies and reviews recommendations submitted to it by management with respect to the cash and non-cash compensation of the officers of the Company and its subsidiaries, as well as of Company directors. The Committee then makes specific recommendations on an annual basis to the Board of Directors. The Board of Directors has never modified or rejected in any material way any recommendation of the Committee.

     Messrs. Greenberg and Holland, who are non-employee directors under Rule 16b-3 of the 1934 Act and outside directors under Section 162(m) of the Code, are the members of the Subcommittee. The Subcommittee has exclusive authority and responsibility for, and with respect to, any grants or awards under the Company's stock-related plans. The Subcommittee also has exclusive authority to determine whether certain performance criteria have been met and the amount of bonus to be paid to executive officers for bonuses qualifying under Section 162(m) of the Code.

     Section 162(m) of the Code imposes a $1 million limit on the amount of annual compensation that can be deducted by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to this deductibility limit. It is generally the Company's policy to seek to qualify the performance-based components of its compensation program for this exclusion from the Section 162(m) limitation as necessary to maximize the deductibility of executive compensation.

Robert L. Burrus, Jr.    Joel W. Greenberg   Richard J. Holland

                               PERFORMANCE GRAPH

The graph below presents a comparison of the Company's five-year cumulative total return on its Common Stock with the Meat Packing Index (SIC Code 2011) and the Nasdaq Market Value Index, each prepared by Media General Financial Services, Inc., assuming that investments of $100 were made on April 30, 1993 and that dividends were reinvested.



                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      AMONG SMITHFIELD FOODS, INC., NASDAQ MARKET INDEX AND SIC CODE INDEX

                                    [GRAPH]

                             1993    1994     1995     1996     1997     1998
SMITHFIELD FOODS, INC.        100   166.96   158.26   205.22   336.52   427.83
MEAT PACKING INDEX            100   115.53   143.41   169.24   225.04   240.04
NASDAQ MARKET VLAUE INDEX     100   112.24   122.56   171.08   182.36   270.85

ASSUMES $100 INVESTED APR. 30, 1993
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING MAY 3, 1998

                                 PENSION PLANS

     The Company and its subsidiaries sponsor three pension plans covering the Company's salaried employees. The Company, Gwaltney, Patrick Cudahy, Smithfield Packing and Brown's of Carolina, Inc. maintain a qualified non-contributory pension plan covering their salaried employees (the "Company Plan"). A similar plan covers salaried employees of John Morrell (the "John Morrell Plan"). The salaried employees participating in the plans mentioned above whose salaries exceed $160,000 per year are also covered by a nonqualified Supplemental Pension Plan (the "Supplemental Plan").

     The qualified plans provide for retirement benefits which are a function of a participant's average remuneration during his or her highest five consecutive calendar years of employment and aggregate years of service. The Supplemental Plan replaces benefits lost under the qualified plans due to the imposition of the Internal Revenue Code compensation and benefit limits. These Supplemental Plan benefits are calculated using the Company Plan's benefit formula, reduced by the benefits payable under the Company Plan and/or the John Morrell Plan.

     The following table shows the estimated annual straight-life annuity benefit payable from all three pension plans combined, upon retirement at age 65 in 1998, based on the specific remuneration and years of service classifications set forth below.


                              PENSION PLAN TABLE



                                       SELECTED YEARS OF SERVICE
   AVERAGE      -----------------------------------------------------------------------
 REMUNERATION        15            20             25             30             35
-------------   -----------   ------------   ------------   ------------   ------------
 $  250,000      $ 60,000     $  80,000      $ 100,000      $ 120,000      $ 140,000
    500,000       120,000       160,000        210,000        250,000        290,000
    750,000       190,000       250,000        310,000        370,000        440,000
  1,000,000       250,000       330,000        420,000        500,000        590,000
  1,500,000       380,000       500,000        630,000        760,000        880,000
  2,000,000       510,000       670,000        840,000      1,010,000      1,180,000
  2,500,000       630,000       840,000      1,060,000      1,270,000      1,480,000
  3,000,000       760,000     1,010,000      1,270,000      1,520,000      1,780,000
  3,500,000       890,000     1,180,000      1,480,000      1,780,000      2,070,000

     The remuneration covered by the Supplemental Plan consists of the cash compensation disclosed in the annual compensation reported in the Summary Compensation Table, except that it is determined on a calendar year basis. The average remuneration above is the average of the five highest calendar years' cash compensation during a participant's career.

     As of May 3, 1998, Messrs. Luter, Little, Seely and Kapella are credited with 31, 35, 4 and 12 years of service, respectively, under the Company Plan and the Supplemental Plan. Mr. Sebring is credited with three years of service under the John Morrell Plan and the Supplemental Plan. The benefits shown in the table are not subject to any reduction for benefits paid from other sources, including Social Security.

                              OTHER TRANSACTIONS

     Joseph W. Luter, III, the Chairman of the Board and Chief Executive Officer of the Company, is an officer, director and the owner of 81% of the capital stock of Luter Packing Company, a wholesale distributor of meat and other food products. The Company sold $322,000 of its fresh pork and processed meat products to Luter Packing Company in fiscal 1998. The sales to Luter Packing Company were made by the Company in the ordinary course of its business, and in the opinion of the Company's management, the terms of those transactions were as favorable to the Company as those made to unaffiliated parties. In addition, the Company purchased $18,524,000 of comminuted chicken meat for use in its frank and bologna products from a company 48% of the capital stock of which was owned by Mr. Luter's three adult children. The Company believes that the terms under which the Company made such purchases were as advantageous to the Company as those the Company would have received from any other comminuted chicken meat producer.

     Mr. Luter's daughter and son-in-law are the sole members of Fishing Creek Farms LLC ("Fishing Creek"). Brown's of Carolina, Inc. ("Brown's"), an 86%-owned subsidiary of the Company, has arrangements with B&G Farms LLC ("B&G"), a limited liability company in which Brown's and Fishing Creek each have a 50% interest, for the production of hogs for the Company's pork processing plants. The arrangements involve, inter alia, (i) the lease of certain hog production facilities by B&G to Brown's until December 31, 2009 at an annual rent of approximately $465,000 per year, and (ii) advances by B&G to Brown's of cash for working capital. Working capital advances totaling $1,504,000 were outstanding as of May 3, 1998. All profits and losses from the hog production operations are shared equally by Brown's and Fishing Creek. All advances made pursuant to the arrangements accrue interest at a rate equal to the prime rate charged by one of the Company's lending banks. Brown's hog production operations on the B&G land generated $7,944,000 of sales to other subsidiaries of the Company in fiscal 1998. The Company believes that the terms of the foregoing arrangements are no less favorable to the Company than if entered into with unaffiliated parties.

     F. J. Faison, Jr., a director of the Company, is the president and a director of Carroll's Foods, Inc. ("CFI") and its affiliates, Carroll's Farms of Virginia, Inc. ("CFAV") and Carroll's Foods of Virginia, Inc. ("CFOV"). The Company has arrangements with CFI and its affiliates for production of hogs for the Company's meat processing plants. The arrangements involve, inter alia, (i) Smithfield-Carroll's Farms, a partnership consisting of Smithfield Hog Farms, Inc., a wholly-owned subsidiary of the Company, and CFAV, which partnership owns hog raising facilities and leases them to CFOV, and (ii) multi-year purchase agreements between the Company and CFOV and CFI which obligate the Company to purchase hogs produced by CFOV and CFI. Substantially all revenues of the Smithfield-Carroll's Farms partnership consist of CFOV's lease payments, which cover debt service, depreciation charges and other operating expenses. Such revenues were $7,386,000 in fiscal 1998. Pursuant to the purchase agreements, the Company purchased $79,087,000 and $246,371,000 of live hogs from CFOV and CFI, respectively, in fiscal 1998. The Company believes that the prices paid under the purchase agreement with CFI are equivalent to market. The purchase agreement with CFOV results in decreased raw material costs to the Company during periods when hog production is profitable and, conversely, an increase in such costs when such production is unprofitable. The agreement with CFOV resulted in decreased raw material costs to the Company (as compared to market costs) of $359,000 in fiscal 1998 compared to decreased raw material costs of $5,245,000 in fiscal 1997.

     William H. Prestage, a director of the Company, is the chairman of the board, president and chief executive officer of Prestage Farms, Inc. ("PFI"), a hog and turkey producer located in Clinton, North Carolina. The

Company has a market-indexed multi-year purchase agreement with PFI which obligates the Company to purchase hogs produced by PFI in the states of Virginia, North Carolina and South Carolina. Pursuant to the purchase agreement, the Company purchased $168,829,000 of live hogs from PFI in fiscal 1998. The Company believes that the prices paid under the purchase agreement with PFI are equivalent to market.

     Wendell H. Murphy, a director of the Company until his resignation in May 1998, is the chairman of the board and chief executive officer and the principal stockholder of Murphy Family Farms, Inc. ("MFF"), a hog producer located in Rose Hill, North Carolina. The Company has a market-indexed multi-year purchase agreement with MFF which obligates the Company to purchase hogs finished by MFF in the Southeast. Pursuant to the purchase agreement, the Company purchased $366,397,000 of live hogs from MFF in fiscal 1998. The Company believes that the prices paid under the purchase agreement with MFF are equivalent to market.

     H. Gordon Maxwell, III, a director of the Company until his resignation in May 1998, is a director and owns 50% of the voting stock of Maxwell Foods, Inc. ("MFI"), a hog producer located in Goldsboro, North Carolina. The Company has a market-indexed, multi-year purchase agreement with MFI which obligates the Company to purchase hogs produced by MFI in the state of North Carolina. Pursuant to the purchase agreement, the Company purchased $118,041,000 of live hogs from MFI in fiscal 1998. The Company believes that the prices paid under the purchase agreement with MFI are equivalent to market. In addition, Mr. Maxwell is a shareholder of a corporation which owns a controlling interest in Carolina Turkeys, Inc. ("CTI"). During fiscal 1998, the Company purchased $1,252,000 of comminuted chicken meat from CTI. The Company believes that the terms under which it made such purchases were as advantageous to the Company as those it would have received from any other comminuted chicken meat producer.

     Smithfield of Utah, Inc. ("Smithfield-Utah"), a wholly-owned subsidiary of the Company, is a participant in a joint hog production arrangement with certain other companies to produce hogs in the state of Utah for sale to an unrelated party. During fiscal 1998, the other companies participating in the joint hog production arrangement were (i) Carroll's Foods of Utah, Inc. (an affiliate of Carroll's Foods, Inc.), of which F. J. Faison, Jr., a director of the Company, is the president and a director, (ii) West Isle Partners, Inc. ("WIPI"), of which Wendell H. Murphy, a director of the Company until his resignation in May 1998, is the president and a director and members of Mr. Murphy's family are the sole stockholders, and (iii) Prestage Farms of Utah, Inc., of which William H. Prestage, a director of the Company, is the president and a director and Mr. Prestage and his wife are the sole shareholders. Smithfield-Utah contributed $6,300,000 to the arrangement in fiscal 1998 and had a 37% interest in its profits or losses as of May 3, 1998. The Company believes that the terms of the joint arrangement are no less favorable to the Company than if entered into with unaffiliated parties. In June 1998, the Company paid $15,000,000 to WIPI in connection with WIPI's complete withdrawal from the arrangement.

     Cecil W. Gwaltney, who was serving as a director of the Company at the time of his death in September 1997, was chairman of the board of Gwaltney Motor Company ("GMC"), which was paid $899,000 by the Company in fiscal 1998 for automotive equipment and parts, and maintenance and leasing services. The Company leases substantially all of its automobiles under three-year leases arranged by GMC. As of May 3, 1998, the Company was obligated to make a total of $1,249,000 in future lease payments under such leases in effect on that date. The Company believes that the terms of all of its purchase transactions with GMC and the terms of the leases arranged by GMC are comparable to those available from other suppliers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert L. Burrus, Jr., a director of the Company and a member of the Compensation Committee, is a partner in the law firm of McGuire, Woods, Battle & Boothe LLP, which has provided legal services to the Company on a regular basis since 1985.



                                  PROPOSAL 2


                     APPROVAL OF 1998 STOCK INCENTIVE PLAN


INTRODUCTION

     The Board of Directors of the Company has approved and adopted the Smithfield Foods, Inc. 1998 Stock Incentive Plan (the "1998 Plan") and directed that it be submitted to shareholders for approval.

     The 1998 Plan became effective as of July 1, 1998. Unless sooner terminated by the Board of Directors, the Plan will terminate on June 30, 2008. No awards may be made under the 1998 Plan after its termination.

     The 1998 Plan is intended to provide a means for selected key management employees of the Company to increase their personal financial interest in the Company, thereby stimulating the efforts of these employees and strengthening their desire to remain with the Company (references to the "Company" in this section will include any parent and subsidiary corporations).

     The principal features of the 1998 Plan are summarized below. The summary is qualified by reference to the complete text of the 1998 Plan, which is attached as Exhibit A. Capitalized terms are defined in the 1998 Plan.


GENERAL

     The 1998 Plan authorizes the reservation of 1,500,000 shares of Company Stock for issuance pursuant to Incentive Awards. Such Incentive Awards may be in the form of Performance Awards, Incentive Stock Options or Nonstatutory Stock Options, as described below. 1998 Plan Participants will pay no consideration for awards under the 1998 Plan, although they will pay to exercise options, as further described below.

     If an award under the 1998 Plan or the Company's prior stock option plans is cancelled, terminates or lapses unexercised, any unissued shares allocable to such award may be subjected again to an Incentive Award under the 1998 Plan. The number of shares that may be issued under the 1998 Plan will be adjusted in the event of a future stock dividend, stock split or other similar event affecting the Company Stock.

     No more than 300,000 shares may be allocated to the Incentive Awards that are granted to any Participant during a single tax year.


ELIGIBILITY

     All present and future employees of the Company who hold positions with management responsibilities are eligible to receive awards under the 1998 Plan. The Company estimates that it has approximately 90 such employees (55 of whom are officers) who may be eligible for awards.

ADMINISTRATION

     The 1998 Plan will be administered by a committee or subcommittee composed of non-employee directors of the Company (the "Committee"). The 1998 Plan is intended to conform to the provisions of SEC Rule 16b-3 and to meet the requirements for performance-based compensation under Section 162(m) of the Code. The Committee has the power and complete discretion to determine when to grant awards, which eligible employees will receive awards, whether the award will be an Incentive or Nonstatutory Stock Option and the number of shares to be allocated to each award. The Committee may impose conditions on the exercise of options, and may impose such other restrictions and requirements as it may deem appropriate.


PERFORMANCE AWARDS

     Performance Awards are subject to the achievement of pre-established Performance Goals and will be administered to comply with the requirements of
Section 162(m) of the Code. Performance Goals will use objective and quantifiable Performance Criteria that include measures for the Company or a subsidiary such as asset growth; pre-tax earnings; pre-tax profits; earnings per share; revenues; net income; and other measures listed in Section 2(t) of the 1998 Plan. The Committee sets target and maximum amounts payable under the Performance Award. The Participant receives the appropriate payments at the end of the performance period if the Performance Goals (and other terms and conditions of the award) are met. The amount payable under a Performance Award to any Participant for a Taxable Year may not exceed the greater of $2,000,000 or 3% of the Company's net income before income taxes, incentive payments and accounting for minority interests for the year for which the Performance Award is made. The actual payments under a Performance Award will be in cash.


STOCK OPTIONS

     Options to purchase shares of Company Stock granted under the 1998 Plan may be Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options qualify for income tax treatment under Section 422 of the Code, while Nonstatutory Stock Options do not. The purchase price of Company Stock covered by an option may not be less than 100% (or, in the case of an Incentive Stock Option granted to a 10% shareholder, 110%) of the fair market value of the Company Stock on the date of the option grant. Fair market value means the last sales price as quoted on The Nasdaq National Market.

     The value of Incentive Stock Options, based on the exercise price, that can be exercisable for the first time in any calendar year under the 1998 Plan or any other similar plan maintained by the Company is limited to $100,000 for each Participant.

     Options may only be exercised five years after the date of grant except as otherwise specified by the Committee. Incentive Stock Options may not be exercised after the first to occur of (i) 10 years (or, in the case of an Incentive Stock Option granted to a 10% shareholder, five years) from the date on which the Incentive Stock Option was granted, (ii) three months from the optionee's termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee's termination of employment on account of death or disability. Unless otherwise provided in an Incentive Award, options do not vest in less than five years. The Committee may grant options with a provision that an option not otherwise exercisable will become exercisable upon a Change of Control. The Committee may also accelerate the expiration date of outstanding options in the event of a Change of Control.

     An optionee exercising an option may pay the purchase price in cash. If the option provides, payment may also be made by delivering or having withheld shares of Company Stock, or by delivering an exercise notice together with irrevocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds from the option shares. The Plan does not provide for "reload" options and does not allow repricing of options at a lower exercise price.

     The Company's Common Stock is traded on The Nasdaq National Market and on July 10, 1998, the last reported sales price was $29.3125.


TRANSFERABILITY OF AWARDS

     Nonstatutory Stock Options are transferable to the extent provided in an Incentive Award or by Committee action. All other Incentive Awards are not transferable except by will or the laws of descent and distribution.


AMENDMENT OF THE 1998 PLAN AND AWARDS

     The Board of Directors may amend the 1998 Plan in such respects as it deems advisable. Shareholder approval must be obtained for any amendment to the extent required by federal or state law or under the rules of a stock exchange. Awards granted under the 1998 Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.


FEDERAL INCOME TAX CONSEQUENCES

     Generally, a Participant will not incur federal income tax when he is granted Performance Awards, Nonstatutory Stock Options or Incentive Stock Options.

     A Participant who receives payment under a Performance Award will include in income an amount equal to the cash that is paid to the Participant under the Performance Award.

     Upon exercise of a Nonstatutory Stock Option, a Participant generally will recognize compensation income equal to the difference between the fair market value of the Company Stock on the date of the exercise and the option price. Generally, such amounts will be included in the Participant's gross income in the taxable year in which exercise occurs. The compensation income recognized by the Participant is subject to income tax withholding by the Company.

     Upon exercise of an Incentive Stock Option, a Participant generally will not recognize income subject to tax, unless the Participant is subject to the alternative minimum tax. If the Participant holds the Company Stock acquired upon the exercise of an Incentive Stock Option until the later of two years after the option was awarded to the Participant or one year after the Company Stock was issued to the Participant, then any profit or loss realized on the later sale or exchange of the Company Stock will be capital gain or loss.

     A Participant may pay the purchase price on the exercise of a Nonstatutory Stock Option or an Incentive Stock Option by delivery of cash. If the option agreement or the Committee otherwise provides, a Participant may also pay with shares of Company Stock, or a combination of cash and Company Stock. Usually when a Participant delivers shares of Company Stock in satisfaction of all, or any part, of the purchase price, no taxable gain is recognized on any appreciation in the value of the previously held Company Stock.

     Assuming that a Participant's compensation is otherwise reasonable, the Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an Incentive Award recognizes ordinary compensation income in connection therewith, as described above. The Company generally does not receive a deduction in connection with the exercise of an Incentive Stock Option, unless the Participant disposes of Company Stock received upon exercise of such option before the end of the holding period requirements.

     This summary of federal income tax consequences of Performance Awards, Nonstatutory Stock Options and Incentive Stock Options does not purport to be complete. There may also be state and local income taxes applicable to these transactions.


NEW PLAN BENEFITS TABLE

     No stock options have been awarded to date under the 1998 Plan. Performance awards have been made to certain eligible employees under the 1998 Plan, subject to shareholder approval of the plan; however, the amounts payable for fiscal 1999 under such awards are not determinable at this time. The following table shows the amounts which would have been paid to the persons and groups listed below had the performance awards for fiscal 1999 been made for fiscal 1998 instead.


                           1998 STOCK INCENTIVE PLAN



        NAME AND PRINCIPAL POSITION            VALUE OF PERFORMANCE AWARD ($)
-------------------------------------------   -------------------------------
Joseph W. Luter, III                                     1,680,833
 Chairman of the Board and Chief Executive
 Officer of the Company
Lewis R. Little                                          1,205,833
 President and Chief Operating Officer of
 the Company, Lykes and Smithfield Packing
Joseph B. Sebring                                        1,086,760
 President and Chief Operating Officer of
 John Morrell
Timothy A. Seely                                           437,403
 President and Chief Operating Officer
 of Gwaltney
Roger R. Kapella                                           323,759
 President and Chief Operating Officer of
 Patrick Cudahy
Executive Group (eight persons)                          4,734,588
Non-Executive Directors Group                         Not applicable
Non-Executive Officer Employee Group                              0

VOTE REQUIRED

     Approval of the Smithfield Foods, Inc. 1998 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting.

     The Board of Directors believes that approval of the Smithfield Foods, Inc. 1998 Stock Incentive Plan is in the best interest of all shareholders and, accordingly, recommends a vote "FOR" approval of the proposed Smithfield Foods, Inc. 1998 Stock Incentive Plan.



                                  PROPOSAL 3


                                RATIFICATION OF
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Arthur Andersen LLP as independent public accountants to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending May 2, 1999, and is submitting this matter to the shareholders for their ratification. Arthur Andersen LLP has served as the Company's independent public accountants since 1981. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by shareholders.

     In the event the proposal to ratify the selection of Arthur Anderson LLP is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 1998 to stand unless the Board of Directors finds other reasons for making a change.

     The Board of Directors of the Company recommends that you vote FOR the ratification of the selection of Arthur Andersen LLP as independent public accountants to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending May 2, 1999.


                                 OTHER MATTERS

     The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters described in the Notice of Meeting. If any matters not set forth in the Notice of Meeting accompanying this proxy statement are properly brought before the Annual Meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.


                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting by April 5, 1999. Any such proposal must meet the applicable requirements of the 1934 Act and the rules and regulations thereunder.

     With respect to shareholder proposals not included in the Company's proxy statement for the 1999 Annual Meeting, the persons named in the Board's proxy for the 1999 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the 1934 Act, including with respect to proposals received by the Company after June 19, 1999.

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 3, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY, 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: AARON D. TRUB, SECRETARY.

                                        BY ORDER OF THE BOARD OF DIRECTORS,



                                        AARON D. TRUB
                                        SECRETARY

August 3, 1998

                                                                      EXHIBIT A


                            SMITHFIELD FOODS, INC.
                           1998 STOCK INCENTIVE PLAN

1. PURPOSE.

     The purpose of this Smithfield Foods, Inc. 1998 Stock Incentive Plan (the "Plan"), is to further the long term stability and financial success of Smithfield Foods, Inc. (the "Company"), by attracting and retaining key employees through the use of stock incentives. It is believed that ownership of Company Stock will stimulate the efforts of those employees upon whose judgment and interests the Company is and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to such employees under this Plan will strengthen their desire to remain employed with the Company and will further the identification of those employees' interests with those of the Smithfield Foods, Inc. shareholders. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3.


2. DEFINITIONS.

     As used in the Plan, the following terms have the meanings indicated:

       (a) "Act" means the Securities Exchange Act of 1934, as amended.

       (b) "Applicable Withholding Taxes" means the aggregate amount of federal, state and local income and payroll taxes that an Company is required to withhold in connection with any Performance Award or any exercise of a Nonstatutory Stock Option.

       (c) "Board" means the Board of Directors of Smithfield Foods, Inc.

       (d) "Change of Control" means the occurrence of any of the following events:

          (i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

          (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934); or

          (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

       (e) "Code" means the Internal Revenue Code of 1986, as amended.

       (f) "Company" means Smithfield Foods, Inc., a Virginia corporation.

       (g) "Company Stock" means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 14), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

       (h) "Committee" means the Compensation Committee of the Board or a subcommittee of the Compensation Committee, consisting of not less than two directors of the Company, unless the Board shall appoint another committee (or subcommittee) to administer the Plan. If and to the extent required by Rule 16b-3, all members of the Committee shall be non-employee directors as defined in Rule 16b-3. If any member of the Committee fails to qualify as a non-employee director (to the extent required by Rule 16b-3), such person shall not take part in future Committee deliberations with respect to the Plan.

       (i) "Date of Grant" means the effective date on which an Incentive Award is granted by the Committee.

       (j) "Disability" or "Disabled" means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.

       (k) "Fair Market Value" means, as of the day of the Date of Grant (or, if there were no trades on the Date of Grant, the last preceding day on which Company Stock was traded) (i) if the Company Stock is traded on an exchange, the average of the highest and lowest registered sales prices of the Company Stock at which it is traded on such date on the exchange on which it generally has the greatest trading volume or (ii) if the Company Stock is traded in the over-the-counter market, the last sale price on such date as reported by The Nasdaq National Market.

       (l) "Incentive Award" means, collectively, a Performance Award, or an Option under the Plan.

       (m) "Incentive Stock Option" means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

       (n) "Mature Shares" means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

       (o) "Nonstatutory Stock Option" means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

       (p) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

       (q) "Parent" means a parent corporation of the Company within the meaning Code section 425(e).

       (r) "Participant" means any employee of the Company who receives an Incentive Award under the Plan.

       (s) "Performance Award" means an Incentive Award made pursuant to
   Section 6.

       (t) "Performance Criteria" means any of the following areas of performance of the Company or a Subsidiary of the Company: asset growth; pre-tax earnings; pre-tax profits; debt to equity ratio; earnings per share; revenues; operating income; operating cash flow; net income, before or after taxes; net income before income taxes, incentive payments and accounting for minority interest; return on total capital, equity, revenue or assets; or market value of Company Stock. All Performance Criteria shall be calculated in accordance with generally accepted accounting principles consistently applied by the Company.

       (u) "Rule 16b-3" means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.

       (v) "Subsidiary" means a subsidiary of the Company within the meaning of Code section 425(d).

       (w) "Taxable Year" means the fiscal period used by the Company for reporting taxes on income under the Code.


3. GENERAL.

     The following types of Incentive Awards may be granted under the Plan:
Options, or Performance Awards. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.


4. STOCK.

     Subject to Section 14 of the Plan, there shall be reserved for issuance under the Plan an aggregate of one million five hundred thousand (1,500,000) shares of Company Stock, which shall be authorized, but unissued shares. Shares that have not been issued under the Smithfield Foods, Inc. 1992 Stock Incentive Plan (the "1992 Plan"), or shares allocable to Options or portions thereof granted under the Company's 1992 Plan or this Plan that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan.

The Committee is expressly authorized to make an Incentive Award to a Participant conditioned upon the surrender for cancellation of an option granted under an existing Incentive Award, provided, however, that the Committee is expressly prohibited from making such an Incentive Award if such Award reduces the Option exercise price of Company Stock covered by the existing Award or Option being surrendered. No more than three hundred thousand (300,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Award, that are granted to any Participant during any single Taxable Year.


5. ELIGIBILITY.

     (a) All present and future employees of the Company (or Parent or Subsidiary of the Company) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or Parent or Subsidiary shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 15, to select eligible employees to receive Incentive Awards and to determine for each employee the nature of the award and the terms and conditions of each Incentive Award.

     (b) The grant of an Incentive Award shall not obligate the Company or any Parent or Subsidiary to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.


6. PERFORMANCE AWARDS.

     (a) Each Performance Award shall be evidenced by an agreement (an Award Agreement) setting forth the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and such other terms and conditions as are applicable to the Performance Award. The amount payable under a Performance Award to any Participant for a Taxable Year may not exceed the greater of $2,000,000 or 3% of the Company's net income before income taxes, incentive payments and accounting for minority interests for the year for which the Performance Award is made. Each Performance Award shall be awarded and administered to comply with the requirements of Code section 162(m). In the event of any conflict between a Award Agreement and the Plan, the terms of the Plan shall govern.

     (b) The Committee shall establish the Performance Goals for Performance Awards to Participants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Awards. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Award to Performance Award and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year.

     (c) The Committee shall establish for each Performance Award the amount of cash payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. Any Performance Award shall be granted not later than 90 days after the start of the period for which the Performance Award relates and shall be granted prior to the completion of 25% of such period. The Committee will make all determinations regarding the achievement of any Performance Goals. The Committee may not increase during a Plan Year the amount that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments as provided in a Performance Award.

     (d) The actual payments to a Participant under a Performance Award will be calculated by applying the achievement of a Performance Criteria to the Performance Goal as established in the Award Agreement. The

Committee will make or review all calculations of actual payments and the Committee shall certify in writing the extent, if any, to which the Performance Goals have been met.

     (e) Performance Awards will be paid in cash, at such time or times as are provided in the Award Agreement. Performance Awards will be subject to Applicable Withholding Taxes. The Committee may provide in the Award Agreement that the Participant may make a prior election to defer the payment under a Performance Award subject to such terms and conditions as the Committee may determine.

     (f) Nothing contained in the Plan will be deemed in any way to limit or restrict the Company or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

     (g) A Participant's interest in a Performance Award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.


7. STOCK OPTIONS.

     (a) The Committee may make grants of Options to Participants. Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement.

     (b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

     (c) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

       (i) No Incentive Stock Option may be exercised after the first to occur of (x) 10 years from the Date of Grant, (y) three months following the date of the Participant's retirement or termination of employment with the Company for reasons other than Disability or death, or (z) one year following the date of the Participant's termination of employment on account of Disability or death.

       (ii) An Incentive Stock Option by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the "Limitation Amount"). Incentive Stock Options granted under the Plan and all other plans of any Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee granting the Option may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

     (d) Unless otherwise provided in an Incentive Award, Options shall become fully exercisable (i) upon a Change of Control or (ii) on the day immediately preceding the Distribution Date under the Rights Agreement dated as of September 1, 1997, as amended by Amendment No. 1 dated as of May 1, 1998, between the Company and Harris Trust and Savings Bank, as the same may be further amended from time to time, and any successor or replacement rights agreement. Unless otherwise provided in an Incentive Award, no option shall be exercisable sooner than five years from the Date of Grant.


8. METHOD OF EXERCISE OF OPTIONS.

     (a) Options may be exercised by the Participant giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. The notice shall be effective if accompanied by the exercise price in full in cash. In addition, in the terms of an Option or by other action, the Committee may permit the Participant to (i) deliver Mature Shares (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, or (ii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price. In lieu of physical delivery of Mature Shares of Company Stock that are intended to be delivered, the Participant may either (a) if the Company Stock is held by a registered securities broker for Participant, provide a notarized statement attesting to the number of shares owned, or (b) if the Company Stock is actually held by Participant, provide a statement with certificate numbers of the shares owned.

     (b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company's counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant's investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

     (c) Each Participant shall agree as a condition of the exercise of an Option to pay to the Company, or make arrangements satisfactory to the Company regarding the payment to the Company of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Company have been made, no stock certificate shall be issued upon the exercise of an Option. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Taxes, in addition, in the terms of an Option or by other action, the Committee may permit the Participant to elect to (i) deliver Mature Shares or (ii) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.


9. ELECTION TO DEFER RECEIPT OF STOCK.

     (a) To the extent determined by the Committee, a Participant may elect to defer receipt of Shares that the Participant would otherwise receive upon exercise of a Nonstatutory Stock Option by completing a deferral election (a "Deferral Election"). A Deferral Election must be in writing and must be delivered to the Secretary of the Company at least six months before the Option will be exercised. A Deferral Election shall be irrevocable in respect to the number of shares under the Options to which it pertains. A Deferral Election must specify the applicable number or percentage of the Shares on which the Participant wishes to defer receipt. This Section 9 shall also apply to allow Deferral Elections on the exercise of a Nonstatutory Stock Option issued under the 1992 Plan.

     (b) The following provisions apply with respect to all Options for which a Deferral Election is made. The optionee must pay the exercise price of the Options by delivery to the Company of Shares (the "Exercise Shares") in the amount of the full Option exercise price for the Shares being acquired. Delivery of the Exercise Shares may be made as provided in Section 8. Upon delivery of the Exercise Shares, the Company shall issue Shares equal to the sum of (1) the number of Shares on which the Option was exercised reduced by the number of Exercise Shares (the "Deferred Shares"), and (2) if the Participant surrendered the Exercise Shares, Shares equal to the number of the Exercise Shares. The Deferred Shares shall be credited to the optionee's account (the "Deferred Shares Account") established under a trust (the "Deferred Shares Trust"). Any additional Shares shall be delivered to the Participant.

     (c) The Deferred Shares Trust shall secure the Company's obligation to transfer the Deferred Shares to the Participant. The Deferred Shares Trust and its assets shall remain subject to the claims of the Company's creditors and any interest the Participant may be deemed to have in the Deferred Shares Trust may not be sold, hypothecated or transferred (including, without limitation, transfer by gift), except by will or the laws of descent and distribution. The certificates for shares issued to the Deferred Shares Trust shall be issued in the name of the trustee. For accounting purposes, the trustee shall maintain records of the Deferred Shares Account for each Participant. All dividends and other distributions paid or made with respect to the Common Stock in the Deferred Shares Trust shall be held in the Deferred Shares Trust account. All cash dividends or other distributions shall be invested in additional shares of Common Stock. The Participant shall have the right to direct the trustee as to the voting of shares of Common Stock in the Deferred Shares Account.

     (d) A Deferral Election shall provide for payment of the Deferred Shares Account at a future date or dates elected by the Participant. A Deferral Election shall also provide the form of payment of the Deferred Shares Account. The Committee may establish the permissible forms of payment and dates for payment to be offered under a Deferral Election. In addition, the Participant may elect to receive the Deferred Shares Account in a single lump sum payment upon the occurrence of a Change of Control in lieu of any other form that would otherwise be payable pursuant to a prior election. The single lump sum payment shall be paid as soon as practicable after the Change of Control occurs. Except for an election made within 30 days of the effective date of this Plan which shall be immediately effective, any election or revocation of an election by the Participant as to the date of payment or payment upon a Change of Control shall be effective six months after it is made.

     (e) The Committee may establish such procedures as are necessary or appropriate to implement the provisions of this Section 9 and may delegate the administration to one or more employees of the Company.


10. TRANSFERABILITY OF OPTIONS AND OTHER AWARDS.

     Nonstatutory Stock Options may be transferable by a Participant and exercisable by a person other than the Participant, but only to the extent specifically provided in the Incentive Award or in other action of the Committee. Incentive Stock Options, by their terms, and other Incentive Awards shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant.


11. EFFECTIVE DATE OF THE PLAN.

     The effective date of the Plan is July 1, 1998. The Plan shall be submitted to the shareholders of the Company for approval. Until the Plan has been approved by the Company's shareholders, no Performance Award shall be awarded that is not contingent on these events and no Option granted shall be exercisable.

12. TERMINATION, MODIFICATION, CHANGE.

     If not sooner terminated by the Board, this Plan shall terminate at the close of business on June 30, 2008. No Incentive Awards shall be made under the Plan after its termination. The Board may amend or terminate the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 14), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding two sentences, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Incentive Award previously granted to him or her.


13. OTHER LIMITATIONS.

     To the extent provided in an Incentive Award, all or part of the rights with respect to the Incentive Award may be subject to the conditions that the Participant not engage or have engaged (i) in fraud, dishonesty, conduct in violation of Company policy, or any similar act at any time while an Employee; or (ii) in activity directly or indirectly in competition with any business of the Company or a Subsidiary, or in other conduct inimical to the best interests of the Company or a Subsidiary, during or following the Participant's employment with the Company or a Subsidiary. If it is determined by the Committee or the Committee's designee, either before or after termination of employment of a Participant, that there has been a failure of any such condition in an Incentive Award, all Incentive Awards and all rights with respect to all Incentive Awards granted to such Participant may be immediately terminated and any Company Stock issued pursuant to the Awards shall be forfeited.


14. CHANGE IN CAPITAL STRUCTURE.

     (a) In the event of a stock dividend, stock split or combination of shares, the number of shares of stock or securities of the Company to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, and the exercise price of outstanding Options shall be automatically adjusted to account for the event. In the event of a recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Incentive Awards then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

     (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

     (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.

     (d) If a Change of Control occurs, the Committee may take such actions with respect to outstanding Options or Awards as the Committee deems appropriate. These actions may include, but shall not be limited to, accelerating the expiration date of any or all outstanding Options and Awards and the dates on which any part of the Options and Awards may be exercised. The effectiveness of such acceleration, and any exercise of Options and Awards pursuant thereto with respect to shares in excess of the number of shares which could have been exercised in the absence of such acceleration, may be conditioned upon the consummation of the applicable Change of Control.


15. ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Committee. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award the Committee deems appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

     (a) The Committee shall have the power and complete discretion to determine (i) which eligible employees shall receive Incentive Awards and the nature of each Incentive Award, (ii) the terms and conditions of any Performance Award, (iii) the number of shares of Company Stock to be covered by each Incentive Award, (iv) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (v) the time or times when an Incentive Award shall be granted, (vi) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (vii) when Options may be exercised,
(viii) whether a Disability exists, (ix) the manner in which payment will be made upon the exercise of Options, (x) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options is permitted, (xi) whether to authorize a Participant (A) to use Mature Shares to satisfy Applicable Withholding Taxes or (B) to have the Company withhold from the shares to be issued under an Incentive Award the number of shares necessary to satisfy Applicable Withholding Taxes, (xii) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xiii) any additional requirements relating to Incentive Awards that the Committee deems appropriate. The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by the Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

     (b) The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

     (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.


16. NOTICE.

     All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company - at the principal business address of the Company to the attention of the Secretary; or (b) if to any Participant - at the last address of the Participant known to the sender at the time the notice or other communication is sent.


17. INTERPRETATION.

     The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

                            SMITHFIELD FOODS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Richard J. Holland, Joseph W. Luter, III, Aaron D. Trub, and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on August 27, 1998 or any adjournments thereof.

1. ELECTION OF DIRECTORS:     [ ] FOR all nominees listed              [ ] WITHHOLD AUTHORITY to
                              (except as indicated to the contrary     vote for all nominees listed below
                              below)


  Robert L. Burrus, Jr.     F. J. Faison, Jr.     Joel W. Greenberg     George E. Hamilton, Jr.
  Richard J. Holland        Roger R. Kapella      Lewis R. Little       Joseph W. Luter, III
  William H. Prestage       Joseph B. Sebring     Timothy A. Seely      Aaron D. Trub

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)
--------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE SMITHFIELD FOODS, INC. 1998 STOCK INCENTIVE PLAN
   [ ] FOR       [ ] AGAINST     [ ] ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP as the Company's independent public accountants for the fiscal year ending May 2, 1999
 [ ] FOR       [ ] AGAINST     [ ] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND "FOR"
PROPOSALS 2 AND 3.
The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.
  Dated:______________________________, 1998
  __________________________________________

  PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT. WHEN SIGNING AS
  ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., GIVE FULL
  TITLE AS SUCH.
 Please mark, sign, date and return the proxy card using the enclosed envelope.